XO Communications Secures up to $50 Million Through a Revolving Promissory Note
-Provides Preliminary Guidance for Third Quarter and Full Year 2010 Financial Results-

HERNDON, VA – October 8, 2010 – XO Holdings, Inc. (OTCBB: XOHO) announced today that XO Communications, LLC, a wholly owned subsidiary, has secured up to $50 million  through a Revolving Promissory Note with Arnos Corp., a company owned by XO Holdings’ chairman, Carl C. Icahn.

Borrowings under the Revolving Promissory Note will bear interest at a rate equal to the greater of the LIBOR rate plus 525 basis points, and 6.75%. The note also includes a fee of 0.75% on undrawn amounts and matures on the earliest of (i) October 8, 2011, (ii) the date on which any financing transaction, whether debt or equity, is consummated by the company or certain of its affiliates in an amount equal to or greater than $50 million, and (iii), at the company’s option, a date selected by the company that is earlier than October 8, 2011.

Based on our current level of operations, the company believes that cash flow from operations as well as cash on hand are sufficient to meet our working capital and other obligations for the next twelve months.  However, the revolver provides XO Communications with increased financial flexibility.  The company believes that the terms of the Revolving Promissory Note are at least as favorable to the company as the terms it would have received from an unaffiliated lender.

Based on preliminary estimates, the company provides the following third quarter and full year guidance:

Metric	Q3 2010 Guidance ($ in millions) (approx.)			Full Year 2010 Guidance ($ in millions) (approx.)
Revenue	$383	-	386	$1,520	-	1,530
Adjusted EBITDA (1)	$60	-	65	$190	-	200
Capital Expenditures	$50	-	53	$210	-	220
Ending Cash Balance (2)	$49	-	51	$42	-	52

(1)	Adjusted EBITDA is a Non-GAAP financial measure.
(2)	Assumes no borrowings under the Revolving Promissory Note and no closing on any additional financing transactions.

XO Holdings expects to file its Third Quarter Form 10-Q with the SEC by November 15, 2010.

About XO Holdings
XOH is a leading provider of 21st century communications services for businesses and communications services providers, including 50 percent of the Fortune 500 and leading cable companies, carriers, content providers and mobile operators. Utilizing its unique and powerful nationwide IP network, extensive local metro networks and broadband wireless facilities, XOH offers customers a broad range of managed voice, data and IP services in 85 metropolitan markets across the United States. For more information, visit www.xo.com.

Cautionary Language Concerning Forward-Looking Statements
The statements contained in this release that are not historical facts are “forward-looking statements” (as such term is defined in the Private Securities Litigation Reform Act of 1995) that involve risks and uncertainties. The company’s forward-looking statements are based on currently available operational, financial and competitive information and management’s current expectations, estimates and projections. These forward-looking statements include: expectations regarding revenue, expenses, capital expenditures and financial position in future periods; the company’s ability to broaden its customer reach and expand its market share; pursuit of growth opportunities; the potential need to obtain future financing; and the company’s ability to fund its business plan. Management cautions the reader that these forward-looking statements are only predictions and are subject to a number of both known and unknown risks and uncertainties. Should one or more of these risks and uncertainties materialize, or should the company’s underlying assumptions prove incorrect, actual results, performance, and/or achievements of the company may differ materially from the future results, performance, and/or achievements expressed or implied by these forward-looking statements. These risks include any failure by the company to: generate funds from operations sufficient to meet its cash requirements and execute its business strategy; prevail in its legal and regulatory proceedings; increase the volume of traffic on its network; realize benefits from its enterprise-wide transformation initiative; and achieve and maintain market penetration and revenue levels given the highly competitive nature of the telecommunications industry. Other factors to consider also include the risk factors described from time to time in the reports filed by XO Holdings, Inc. with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2009 and its quarterly reports on Form 10-Q. XO Holdings, Inc. undertakes no obligation to update any forward-looking statements, except as otherwise required by law, whether as a result of new information, future events or otherwise. These forward-looking statements should not be relied on as representing the company’s estimates or views as of any subsequent date.

This press release contains certain non-GAAP financial measures. Financial statements associated with the company’s Annual Report on Form 10-K for the year ended December 31, 2009 and its quarterly reports on Form 10-Q are located at http://www.xo.com/about/Pages/investor.aspx.

Adjusted EBITDA is defined as net income or loss before depreciation, amortization, (gain)/loss on impairment/disposal of assets, interest expense, interest income, investment gains or losses, income tax expense or benefit, cumulative effect of change in accounting principle, and stock-based compensation. Adjusted EBITDA is not intended to replace operating income (loss), net income (loss), cash flow, and other measures of financial performance reported in accordance with generally accepted accounting principles in the United States. Rather, Adjusted EBITDA is an important measure used by management to assess operating performance of the Company. Adjusted EBITDA as defined here may not be comparable to similarly titled measures reported by other companies due to differences in accounting policies. Additionally, adjusted EBITDA as defined here does not have the same meaning as EBITDA as defined in our SEC filings.

Media Contact:
Courtney Harper
Reputation Partners (for XO)
T: (312) 819-5722
E: courtney@reputationpartners.com